EXHIBIT 10.13

STANDARD FORM OF AGREEMENT
BETWEEN OWNER AND ENGINEER
FOR
PROFESSIONAL SERVICES

This AGREEMENT is made by and between Tennessee Valley Agri-Energy, LLC hereinafter called OWNER, and ANTIOCH International, Inc., hereinafter called ENGINEER, for professional services not presently specified under any other agreement between OWNER and ENGINEER.  ENGINEER agrees to provide OWNER with requested professional services more specifically described as follows:

Engineering design services for a spur track to serve the proposed 100 MMG ethanol plant at Decatur, AL.  (∆ to 50 MMG if that’s decision) BRC WJJ

The following Attachments are hereby made a part of the AGREEMENT:

X	Standard Terms and Conditions
X	Exhibit A:	ENGINEER’S Services
X	Exhibit B:	OWNER’S Responsibilities
X	Exhibit C:	Payments to ENGINEER for Services and Reimbursable Expenses
X	Attachment 1:	Hourly Rates 2006
X	Attachment 2:	Typical Track Design & Construction Schedule

By signing this AGREEMENT, OWNER acknowledges that it has read and fully understands this AGREEMENT and all attachments thereto.  OWNER further agrees to pay ENGINEER for services described herein upon receipt of invoice.

IN WITNESS WHEREOF, the parties hereto have made and executed this AGREEMENT.

OWNER		ENGINEER

TENNESSEE VALLEY AGRI-ENERGY, LLC		ANTIOCH International, Inc.

BY:	/s/ Bartt R. McCormack	BY:	/s/ William J. Jones
	Authorized Representative	Authorized Representative

TITLE:	Chairman	TITLE: President

EFFECTIVE DATE:	11/2/2006	DATE: June 28, 2006

ADDRESS:		ADDRESS:
540 Little Dry Creek Road		2540 South 221st Circle
Pulaski, TN 38478		Elkhorn, NE 68022
Telephone: 931-424-0653		Telephone: 402-289-2217
OWNER’S Contact: Bartt MCCormack		ENGINEER’S Contact: William J. Jones
Job No.: 03-025

PLEASE SIGN AND RETURN ONE ORIGINAL TO ENGINEER

EXHIBIT A - ENGINEER’S Services

Section 1 of the Standard Terms and Conditions is amended and supplemented to include the following agreement of the parties.  ENGINEER shall provide Basic and Additional Services as set forth below.

PART 1 - BASIC SERVICES

Study and Report Phase

ENGINEER shall:

1.                                       Consult with OWNER to define and clarify OWNER’S requirements for the Project and available data.

2.                                       Advise OWNER as to the necessity of OWNER’S providing data or services which are not part of ENGINEER’S Basic Services, and assist OWNER in obtaining such data and services.

3.                                       Identify, consult with, and analyze requirements of governmental authorities having jurisdiction to approve the portions of the Project designed or specified by ENGINEER.

4.                                       Identify and evaluate up to three alternate solutions available to OWNER and, after consultation with OWNER, recommend to OWNER those solutions which in ENGINEER’S judgment meet OWNER’S requirements for the Project.

5.                                       Prepare a report (the “Report”) which will, as appropriate, contain schematic layouts, sketches and conceptual design criteria with appropriate exhibits to indicate the agreed-to requirements, considerations involved, and those alternate solutions available to OWNER which ENGINEER recommends.  This Report will be accompanied by ENGINEER’S opinion of Total Project Costs for each solution which is so recommended for the Project with each component separately itemized, including the following, which will be separately itemized: opinion of probable Construction Cost, allowances for contingencies and for the estimated total costs of design, professional, and related services provided by ENGINEER and, on the basis of information furnished by OWNER, allowances for other items and services included within the definition of Total Project Costs.

6.                                       Perform or provide the following additional Study and Report Phase tasks or deliverables:

•                                          Prepare a conceptual track plan to accommodate 100 MMG plant production.

•                                          Determine the service interval by the main line railroad.

•                                          Determine current mainline railroad traffic.

•                                          The initial track construction concept for a 100 MMG ethanol plant to be compatible with the service interval.

•                                          Determine a track configuration providing traffic ingress/egress to the plant site acceptable to the mainline railroad.

•                                          Coordinate track concepts with the mainline railroad, ethanol plant design consultant, state and local jurisdictions, if any.

7.                                       Furnish two review copies of the Report to OWNER within 50 days of authorization to proceed with the Study and Report Phase.

8.                                       Revise the Report in response to OWNER’S and other parties’ comments, as appropriate, and furnish two final copies of the revised Report to the OWNER within 7 days after completion of reviewing it with OWNER.

ENGINEER’S services under the Study and Report Phase will be considered complete on the date when the final copies of the revised Report have been delivered and accepted by OWNER.

Preliminary Design Phase- Grading Work

After acceptance by OWNER of the Report, selection by OWNER of a recommended solution and indication of any specific modifications or changes in the scope, extent, character, or design requirements of the Project desired by OWNER, and upon written authorization from OWNER, ENGINEER shall:

1.                                       On the basis of the above acceptance, selection, and authorization, prepare Preliminary Design Phase documents consisting of design criteria, preliminary drawings, and written descriptions of the Project.

2.                                       OWNER to provide necessary field surveys, bench marks, topographic and utility mapping for design purposes.  Utility mapping will be based upon topographic surveys and information obtained from utility owners.  OWNER shall accomplish field and topographic surveys, and prepare a topographic map of surface features and ground contours in the project area.

3.                                       Advise OWNER if additional reports, data, information, or services of the types described in Exhibit B are necessary and assist OWNER in obtaining such reports, data, information, or services.

4.                                       Based on the information contained in the Preliminary Design Phase documents, submit an opinion of probable Construction Cost known to ENGINEER.

5.                                       Perform or provide the following Preliminary Design Phase tasks or deliverables: ENGINEER shall refine the conceptual track work plans, and prepare plans in sufficient detail to accomplish the grading work, generally described as follows:

GRADING WORK:

•                                          Subgrade geometry & stationing based on the project coordinate system.

•                                          Match line between railroad subgrade and plant subgrade.

•                                          Top of rail profile.

•                                          Grading contour plan.

•                                          Grading sections at 100’ intervals.

•                                          Special ditching elevations.

•                                          Locations of service roads.

•                                          Typical grading cross-sections.

•                                          Subgrade staking report.

•                                          Culvert plans showing length, flowline elevations & end treatments.

•                                          Yard track drainage inlets and piping plan.

•                                          Erosion control plan.

•                                          Subballast plan.

6.                                       Deliverables: drawings and notes indicating the general character of work to be performed; preliminary cost estimate and identification of unresolved final design features.  ENGINEER shall not be responsible for those portions of the Work performed by others.

7.                                       Furnish two sets of Preliminary Design Phase documents to, and review them with, OWNER or OWNER’S Consultant within 45 days after authorization to proceed with the Preliminary Design Phase.  OWNER’S Consultant to prepare the Grading Work bidding documents and construction specifications.

8.                                       Revise Preliminary Design Phase documents in response to OWNER’S and other parties’ comments, as appropriate, and furnish two final copies of the revised Report to the OWNER within 7 days after completion of reviewing it with OWNER.

ENGINEER’S services under the Preliminary Design Phase will be considered complete on the date when revised copies of the Preliminary Design Phase documents have been delivered to and accepted by OWNER.

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Final Design Phase

After acceptance by OWNER of the Preliminary Design Phase documents and revised opinion of probable Construction Cost as determined in the Preliminary Design Phase, but subject to any OWNER-directed modifications or changes in the scope, extent, character, or design requirements of or for the Project, and upon written authorization from OWNER, ENGINEER shall:

1.                                       On the basis of the above acceptance, direction, and authorization, prepare final Drawings and Specifications indicating the scope, extent, and character of the Work to be performed and furnished by Contractor.

2.                                       Provide technical criteria, written descriptions, and design data for OWNER’S use in filing applications for permits from, or approvals of, governmental authorities having jurisdiction to review or approve the final design of the Project and assist OWNER in consultations with appropriate authorities.

3.                                       Advise OWNER of any adjustments to the opinion of probable Construction Cost and any adjustments to Total Project Costs known to ENGINEER.

4.                                       Perform or provide the following Final Design Phase tasks or deliverables:

•                                          Track geometry & stationing based on the project coordinate system for the 100 MMG track layout.

•                                          Railroad mileposts & 13’ clearance points for mainline turnouts.

•                                          Location & size of existing & new turnouts, derails & bumping posts.

•                                          Show present & proposed buildings including unloading doors, ramps and loadouts from information provided by OWNER.

•                                          Horizontal & vertical clearances.

•                                          Loadout sequence.

•                                          Location of overhead & buried utilities with dimension to top of rail.

•                                          Location of fencing & gates.

•                                          Location, length & type of grade crossings.

•                                          Traffic control & signing plan for grade crossings.

•                                          Typical track cross section and walkway details

•                                          Construction sequencing plan.

•                                          Track construction notes & details.

•                                          Track construction specifications.

•                                          Prepare track exhibits as attachments to the mainline railroad industrial track contract.

•                                          Final Design plan check with OWNER at project site, if requested.

5.                                       Final Design Phase documents: drawings, notes and specifications indicating the specific character of work to be performed; final opinion of cost; and estimated construction quantities in sufficient detail to construct the planned facility.  Final plans shall meet the requirements of the mainline railroad and other entities, if any, having jurisdiction over the planned facility.  ENGINEER shall not be responsible for those portions of the Work performed by others.

6.                                       Furnish two sets of Final Design Phase documents to and review them with OWNER within 45 days after authorization to proceed with the Final Design Phase.

7.                                       Revise the Report in response to OWNER’S and other parties’ comments, as appropriate, and furnish two final copies of the revised Report to the OWNER within 7 days after completion of reviewing it with OWNER.

In the event that the Work designed or specified by ENGINEER is to be performed or furnished under more than one prime contract, or if ENGINEER’S services are to be separately sequenced with the work of one or more prime Contractors (such as in the case of fast-tracking), OWNER and ENGINEER shall, prior to commencement of the Final Design Phase, develop a schedule for performance of ENGINEER’S services during the Final Design, Bidding or Negotiating, Construction, and Post-Construction Phases in order to sequence and coordinate properly such

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services as are applicable to the work under such separate prime contracts.  This schedule is to be prepared and included in or become as amendment to Exhibit A whether or not the work under such contracts is to proceed concurrently.  The number of prime contracts for Work designed or specified by ENGINEER upon which the ENGINEER’S compensation has been established under this Agreement is one.

ENGINEER’S services under the Final Design Phase will be considered complete on the date when the Final Design Phase documents have been delivered to and accepted by OWNER.

PART 2 - ADDITIONAL SERVICES

Additional Services Requiring OWNER’S Authorization in Advance

If authorized in writing by OWNER, ENGINEER shall furnish or obtain from others Additional Services of the types listed below.  These services will be paid for by OWNER as indicated in Section 4 of the Standard Terms and Conditions.

1.                                       Preparation of applications and supporting documents (in addition to those furnished under Basic Services) for private or governmental grants, loans or advances in connection with the Project; preparation or review of environmental assessments and impact statements; review and evaluation of the effects on the design requirements for the Project of any such statements and documents prepared by others; and assistance in obtaining approvals of authorities having jurisdiction over the anticipated environmental impact of the Project.

2.                                       Services to make measured drawings of or to investigate existing conditions or facilities, or to verify the accuracy of drawings or other information furnished by OWNER.

3.                                       Services resulting from significant changes in the scope, extent, or character of the portions of the Project designed or specified by ENGINEER or its design requirements including, but not limited to, changes in size, complexity, OWNER’S schedule, character of construction, or method of financing; and revising previously accepted studies, reports, Drawings, Specifications, or Contract Documents when such revisions are required by changes in Laws and Regulations enacted subsequent to the Effective Date of this Agreement or are due to any other causes beyond ENGINEER’S control.

4.                                       Services resulting from Owner’s request to evaluate additional Study and Report Phase alternative solutions beyond those previously identified.

5.                                       Services required as a result of OWNER’S providing incomplete or incorrect Project information with respects to Exhibit B.

6.                                       Providing renderings or models for OWNER’S use.

7.                                       Undertaking investigations and studies including, but not limited to, detailed consideration of operations, maintenance, and overhead expenses; the preparation of feasibility studies, cash flow and economic evaluations, rate schedules, and appraisals; assistance in obtaining financing for the Project; evaluating processes available for licensing, and assisting OWNER in obtaining process licensing; detailed quantity surveys of materials, equipment, and labor; and audits or inventories required in connection with construction performed by OWNER.

8.                                       Furnishing services of ENGINEER’S Consultants for other than Basic Services.

9.                                       Services attributable to more prime construction contracts than specified in the Final Design Phase.

10.                                 Services during out-of-town travel required of ENGINEER other than for visits to the Site or OWNER’S office.

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11.                                 Preparing for, coordinating with, participating in and responding to structured independent review processes, including, but not limited to, construction management, cost estimating, project peer review, value engineering, and constructibility review requested by OWNER; and performing or furnishing services required to revise studies, reports, Drawings, Specifications, or other Bidding Documents as a result of such review processes.

12.                                 Preparing additional Bidding Documents or Contract Documents for alternate bids or prices requested by OWNER for the Work or a portion thereof.

13.                                 Determining the acceptability of substitute materials and equipment proposed during the Bidding or Negotiating Phase when substitution prior to the award of contracts is allowed by the Bidding Documents.

14.                                 Assistance in connection with Bid protests, rebidding, or renegotiating contracts for construction, materials, equipment, or services, except when such assistance is required by Exhibit F.

15.                                 Providing construction surveys and staking to enable Contractor to perform its work other than as required under the Construction Phase, and any type of property surveys or related engineering services needed for the transfer of interests in real property; and providing other special field surveys.

16.                                 Providing Construction Phase services beyond the Contract Times set forth in Exhibit C.

17.                                 Providing assistance in resolving any Hazardous Environmental Condition in compliance with current Laws and Regulations.

18.                                 Preparing and furnishing to OWNER Record Drawings showing appropriate record information based on Project annotated record documents received from Contractor.

19.                                 Preparation of operation and maintenance manuals.

20.                                 Preparing to serve or serving as a consultant or witness for OWNER in any litigation, arbitration or other dispute resolution process related to the Project.

21.                                 Providing more extensive services required to enable ENGINEER to issue notices or certificates requested by OWNER under paragraph 6 of the Standard Terms and Conditions.

22.                                 Structural, mechanical, electrical, and geotechnical designs for bridges, box culverts, unloading pits, buildings, elevator silos, and conveyors relating to existing or new structures at or contiguous to the Site, or other services performed or furnished by ENGINEER not otherwise provided for in this Agreement.

END

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EXHIBIT B - OWNER’S Responsibilities

Section 2 of the Standard Terms and Conditions is amended and supplemented to include the following agreement of the parties.

In addition to other responsibilities of OWNER as set forth in this Agreement, OWNER shall:

A.                                   Provide ENGINEER with all criteria and full information as to OWNER’S requirements for the Project, including design objectives and constraints, space, capacity and performance requirements, flexibility, and expandability, and any budgetary limitations; and furnish copies of all design and construction standards which OWNER will require to be included in the Drawings and Specifications; and furnish copies of OWNER’S standard forms, conditions, and related documents for ENGINEER to include in the Bidding Documents, when applicable.

B.                                     Furnish to ENGINEER any other available information pertinent to the Project including reports and data relative to previous designs, or investigation at or adjacent to the Site.

C.                                     Following ENGINEER’S assessment of initially-available Project information and data and upon ENGINEER’S request, furnish or otherwise make available such additional Project related information and data as is reasonably required to enable ENGINEER to complete its Basic and Additional Services.  Such additional information or data would generally include the following:

1.                                       Property descriptions.

2.                                       Zoning, deed, and other land use restrictions.

3.                                       Property, boundary, easement, right-of-way, and other special surveys or data, including establishing relevant reference points.

4.                                       Explorations and tests of subsurface conditions at or contiguous to the Site, drawings of physical conditions in or relating to existing surface or subsurface structures at or contiguous to the Site, or hydrographic surveys, with appropriate professional interpretation thereof.

5.                                       Environmental assessments, audits, investigations and impact statements, and other relevant environmental or cultural studies as to the Project, the Site, and adjacent areas.

6.                                       Data or consultations as required for the Project but not otherwise identified in the Agreement or the Exhibits thereto.

D.                                    Give prompt written notice to ENGINEER whenever OWNER observes or otherwise becomes aware of a Hazardous Environmental Condition or of any other development that affects the scope or time of performance of ENGINEER’S services, or any defect or nonconformance in ENGINEER’S services or in the work of any Contractor.

E.                                      Authorize ENGINEER to provide Additional Services as set forth in Part 2 of Exhibit A of the Agreement as required.

F.                                      Arrange for safe access to and make all provisions for ENGINEER to enter upon public and private property as required for ENGINEER to perform services under the Agreement.

G.                                     Examine all alternate solutions, studies, reports, sketches, Drawings, Specifications, proposals, and other documents presented by ENGINEER (including obtaining advice of an attorney, insurance counselor, and other advisors or consultants as OWNER deems appropriate with respect to such examination) and render in writing timely decisions pertaining thereto.

H.                                    Provide reviews, approvals, and permits from all governmental authorities having jurisdiction to approve all phases of the Project designed or specified by ENGINEER and such reviews, approvals, and consents from others as may be necessary for completion of each phase of the Project.

I.                                         Provide, as required for the Project:

1.                                       Accounting, bond and financial advisory, independent cost estimating, and insurance counseling services.

2.                                       Legal services with regard to issues pertaining to the Project as OWNER requires, Contractor raises, or ENGINEER reasonably requests.

3.                                       Such auditing services as OWNER requires to ascertain how or for what purpose Contractor has used the moneys paid.

4.                                       Placement and payment for advertisement for Bids in appropriate publications.

J.                                        Advise ENGINEER of the identify and scope of services of any independent consultants employed by OWNER to perform or furnish services in regard to the Project, including, but not limited to, cost estimating, project peer review, value engineering, and constructability review.

K.                                    Furnish to ENGINEER data as to OWNER’S anticipated costs for services to be provided by others for OWNER so that ENGINEER may make the necessary calculations to develop and periodically adjust ENGINEER’S opinion of Total Project Costs.

L.                                      If OWNER designates a construction manager or an individual or entity other than, or in addition to, ENGINEER to represent OWNER at the Site, define and set forth as an attachment to this Exhibit B the duties, responsibilities, and limitations of authority of such other party and the relation thereof to the duties, responsibilities, and authority of ENGINEER.

M.                                 If more than one prime contract is to be awarded for the Work designed or specified by ENGINEER, designate a person or entity to have authority and responsibility for coordinating the activities among the various prime Contractors, and define and set forth the duties, responsibilities, and limitations or authority of such individual or entity and the relation thereof to the duties, responsibilities, and authority of ENGINEER as an attachment to this Exhibit B that is to be mutually agreed upon and made a part of this Agreement before such services begin.

N.                                    Attend the pre-bid conference, bid opening, pre-construction conferences, construction progress and other job related meetings, and Substantial Completion and final payment inspections.

O.                                    Provide the services of an independent testing laboratory to perform all inspections, tests, and approvals of Samples, materials, and equipment required by the Contract Documents, or to evaluate the performance of materials, equipment, and facilities of OWNER, prior to their incorporation into the Work with appropriate professional interpretation thereof.

P.                                      Provide inspection or monitoring services by an individual or entity other than ENGINEER (and disclose the identity of such individual or entity to ENGINEER) as OWNER determines necessary to verify:

1.                                       That Contractor is complying with any Laws and Regulations applicable to Contractor’s performing and furnishing the Work.

2.                                       That Contractor is taking all necessary precautions for safety of persons or property and complying with any special provisions of the Contract Documents applicable to safety.

Q.                                    Provide ENGINEER with the findings and reports generated by the entities providing services pursuant to paragraphs O and P.

R.                                     Provide ENGINEER with soils borings and geotechnical engineering data.

S.                                      Schedule and conduct public meetings and hearings.

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EXHIBIT C - Payments To ENGINEER For Services And Reimbursable Expenses

Article 4 of the Standard Terms and Conditions is amended and supplemented to include the following agreement of the parties.

ARTICLE 4 - PAYMENTS TO THE ENGINEER

For Basic and Additional Services Having an Undetermined Scope - Standard Hourly Rates Method of Payment

OWNER shall pay ENGINEER for Basic and Additional Services set forth in Exhibit A having an undetermined scope as follows:

1.             The total compensation for services under this paragraph is estimated to be $7,500.00 based on the following assumed distribution of compensation:

a.	Study & Report Phase (assume 75 hrs.)	$7,500.00

2.             ENGINEER may alter the distribution of compensation between individual phases noted herein to be consistent with services actually rendered, but shall not exceed the total compensation amount unless approved in writing by the OWNER.

3.             The total compensation for ENGINEER’S services, included in the breakdown by phases as noted in paragraph 1, incorporates all labor, overhead profit, Reimbursable Expenses, and ENGINEER’S Consultant’s charges.

4.             For services of ENGINEER’S employees engaged directly on the Project pursuant to Exhibit A, an amount equal to the cumulative hours charged to the Project by each class of ENGINEER’S employees times the Standard Hourly Rates for each applicable class, plus Reimbursable Expenses.  Standard Hourly Rates are attached to this Exhibit C and include salaries and wages paid to personnel in each billing class plus the cost of customary and statutory benefits, general and administrative overhead, non-project operating costs, and operating margin or profit.

5.             Reimbursable Expenses are attached to this Exhibit C and include the Project-related internal expenses actually incurred or allocated by the ENGINEER, plus all invoiced external Reimbursable Expenses allocable to the Project.

6.             ENGINEER’S estimate of the amounts that will become payable are only estimates for planning purposes, are not binding on the parties, and are not the minimum or maximum amounts payable to the ENGINEER under the Agreement.  When estimate compensation amounts have been stated herein and it subsequently becomes apparent to ENGINEER that an estimated compensation amount will be exceeded, ENGINEER shall give OWNER written notice thereof.  Promptly thereafter OWNER and ENGINEER shall review the matter of services remaining to be performed and compensation for such services.  OWNER shall either agree to such compensation exceeding said estimated amount or OWNER and ENGINEER shall agree to a reduction in remaining services to be rendered by ENGINEER, so that total compensation for services will not exceed the estimated amount when services are completed.  If ENGINEER exceeds the estimated amount before OWNER and ENGINEER had agreed to an increase in compensation, or a reduction in services, the ENGINEER shall be paid for all services rendered hereunder.

7.             Standard Hourly Rates and Reimbursable Expense schedules will be adjusted annually to reflect equitable changes in compensation payable to ENGINEER.

For Basic Services Having a Determined Scope - Lump Sum Method of Payment

OWNER shall pay ENGINEER for Basic Services set forth in Exhibit A, Part 1 except for Study and Report Phase and services of ENGINEER’S Resident Project Representative and Post-Construction Phase services, if any, as follows:

1.                                       Lump Sum fee representing 4.00 % of the track construction cost to be determined in Phase 1 - Study & Report, based on the following assumed distribution of compensation:

a.	Study and Report Phase	See Hourly Payment
b.	Preliminary Design Phase- Grading Design	50% (Lump Sum Fee)
c.	Final Design Phase- Track Design	50% (Lump Sum Fee)
d.	Additional Services	Not included
e.	Bidding and Negotiating Phase	Not included
f.	Construction Phase	Not included

2.                                       ENGINEER may alter the distribution of compensation between individual phases noted herein to be consistent with services actually rendered, but shall not exceed the total Lump Sum amount unless approved in writing by the OWNER.

3.                                       The Lump Sum includes compensation for ENGINEER’S services and services of ENGINEER’S Consultants, if any.  Appropriate amounts have been incorporated in the Lump Sum to account for labor, overhead, profit, and Reimbursable Expenses.  ENGINEER assumes full responsibility for, and shall pay, all contributions and taxes payable under federal and state social security acts, unemployment compensation laws, and income tax laws applicable to ENGINEER and its employees.

4.                                       The portion of the Lump Sum amount billed for ENGINEER’S services will be based upon ENGINEER’S estimate of the proportion of the total services actually completed during the billing period to the Lump Sum.

5.                                       The Lump Sum is conditioned on Contract Times to complete the Work not exceeding six months.  Should the Contract Times to complete the Work be extended beyond this period, the total compensation to ENGINEER shall be appropriately adjusted.

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STANDARD TERMS AND CONDITIONS

1.  SERVICES OF ENGINEER

A.                                   ENGINEER shall provide the Basic and Additional Services set forth herein and in Exhibit A.

B.                                     Upon this Agreement becoming effective, ENGINEER is authorized to begin Basic Services as set forth in Exhibit A.

2.  OWNER’S RESPONSIBILITIES

OWNER shall have the responsibilities set forth herein and in Exhibit B.

3.  TIMES FOR RENDERING SERVICES

A.                                   If in this Agreement specific periods of time for rendering services are set forth or specific dates by which services are to be completed are provided, and if such periods of time or dates are changed through no fault of ENGINEER, the rates and amounts of compensation provided for herein shall be subject to equitable adjustment.  If OWNER has requested changes in the scope, extent, or character of the Project, the time of performance of ENGINEER’s services shall be adjusted equitably.

B.                                     Suspension.  If OWNER fails to give prompt written authorization to proceed with any phase of services after completion of the immediately preceding phase, or if ENGINEER’s services are delayed through no fault of ENGINEER, ENGINEER may, after giving seven days written notice to OWNER, suspend services under this Agreement.

4.  PAYMENTS TO ENGINEER

A.                                   Preparation and Payment of Invoices.  Invoices will be prepared in accordance with ENGINEER’s standard invoicing practices.  Invoices are due and payable upon receipt.  If OWNER fails to make any payment due ENGINEER for services and expenses within 30 days after receipt of ENGINEER’s invoice therefore, the amounts due ENGINEER will be increased at the rate of 1.0% per month (or the maximum rate of interest permitted by law, if less) for said thirtieth day.  In addition, ENGINEER may, after giving seven days written notice to OWNER, suspend services under this Agreement until ENGINEER has been paid in full all amounts due for services, expenses, and other related charges.  Payments will be credited first to interest and then to principal.

B.                                     Disputed Invoices.  In the event of a disputed or contested invoice, only that portion so contested may be withheld from payment, and the undisputed portion will be paid.

C.                                     Payments Upon Termination.  In the event of any termination under Section 6- General Conditions, ENGINEER will be entitled to invoice OWNER and will be paid in accordance with Exhibit C for all services performed or furnished and all Reimbursable Expenses incurred through the effective date of termination.

D.                                    Records of ENGINEER’s Costs.  Records of ENGINEER’s costs pertinent to ENGINEER’s compensation under this Agreement shall be kept in accordance with generally accepted accounting practices.  To the extent necessary to verify ENGINEER’s charges and upon OWNER’s timely request, copies of such records will be made available to OWNER at cost.

5.  OPINIONS OF COST

ENGINEER’s opinions of probable Construction Cost provided for herein are to be made on the basis of ENGINEER’s experience and qualifications and represent ENGINEER’s best judgment as an experienced and qualified professional generally familiar with the industry.  ENGINEER cannot and does not guarantee that proposals, bids, or actual Construction Cost will not vary from opinions of probable Construction Cost prepared by ENGINEER.  If OWNER wishes greater assurance as to probable Construction Cost, OWNER shall employ an independent cost estimator in provided in Exhibit B.

6.  GENERAL CONSIDERATIONS

Standards of Performance

A.                                   The standard of care for all professional engineering and related services performed or furnished by ENGINEER under this Agreement will be the care and skill ordinarily used by members of ENGINEER’s profession practicing under similar circumstances at the same time and in the same locality.  ENGINEER makes no warranties, express or implied, under this Agreement or otherwise, in connection with ENGINEER’s services.

B.                                     ENGINEER and OWNER shall comply with applicable Laws or Regulations and OWNER-mandated standards.  Changes to these requirements after the Effective Date of this Agreement may be the basis for modifications to OWNER’s responsibilities or to ENGINEER’s scope of services, times of performance, or compensation.

C.                                     OWNER shall be responsible for, and ENGINEER may rely upon, the accuracy and completeness of all requirements, programs, instructions, reports, data, and other information furnished by OWNER to ENGINEER pursuant to this Agreement.  ENGINEER may use such requirements, reports, data, and information in performing or furnishing services under this Agreement.

D.                                    ENGINEER shall not be responsible for the acts or omissions of any Contractor(s), subcontractor or supplier, or of any of the Contractor’s agents or employees or any other persons (except ENGINEER’s own employees) at the Site or otherwise furnishing or performing any of the Contractor’s work; or for any decision made on interpretations or clarifications of the Contract Documents given by OWNER without consultation and advice of ENGINEER.

E.                                      ENGINEER shall keep confidential all information, drawings, specifications or data furnished by OWNER or prepared by ENGINEER specifically in connection with this Agreement.

F.                                      ENGINEER shall comply with applicable Federal, State and local laws, ordinances, regulations, rules and orders relating to the environment and occupational health and safety.  ENGINEER shall not be responsible for safety and health of any persons on the Project except ENGINEER’s own employees.

Use of Documents

A.                                   All Documents are instruments of service in respect to this Project, and ENGINEER shall retain an ownership and property interest therein (including the right of reuse at the discretion of the ENGINEER) whether or not the Project is completed.

B.                                     Copies of Documents that may be relied upon by OWNER are limited to the printed copies (also known as hard copies) that are signed or sealed by the ENGINEER.  Files in electronic media format of text, data, graphics, or of other types that are furnished by ENGINEER to OWNER are only for convenience of OWNER.  Any conclusion or information obtained or derived from such electronic files will be at the user’s sole risk.  If there is a discrepancy between the electronic files and the hard copies, the hard copies govern.

C.                                     OWNER may make and retain copies of Documents for information and reference in connection with use on the Project by OWNER.  Such Documents are not intended or represented to be suitable for reuse by OWNER or others on extensions of the Project or on any other project.  Any such reuse or modification without written verification or adaptation by ENGINEER, as appropriate for the specific purpose intended, will be at OWNER’s sole risk and without liability or legal exposure to ENGINEER or to ENGINEER’s Consultants.  OWNER shall indemnify and hold harmless ENGINEER and ENGINEER’s Consultants from all claims, damages, losses and expenses, including attorneys’ fees arising out of or resulting therefrom.

Insurance

A.                                   ENGINEER shall procure and maintain insurance as set forth in Exhibit G, “Insurance”.

B.                                    OWNER shall procure and maintain insurance as set forth in Exhibit G, “Insurance”.  OWNER shall cause ENGINEER and ENGINEER’s Consultants to be listed as additional insureds on any general liability or property insurance policies carried by OWNER which are applicable to the Project.

C.                                     OWNER and ENGINEER shall each deliver to the other certificates of insurance evidencing the coverages indicated in Exhibit G.  Such certificates shall be furnished prior to commencement of ENGINEER’s services and at renewals thereafter during the life of the Agreement.

Termination

A.                                   The obligation to provide further services under this Agreement may be terminated:

1.                                      For cause,

a.                                       By either party upon 30 days written notice in the event of substantial failure by the other party to perform in accordance with the terms hereof through no fault of the terminating party.

b.                                      By ENGINEER, upon seven days written notice if ENGINEER believes that ENGINEER is being requested by OWNER to furnish or perform services contrary to ENGINEER’s responsibilities as a licensed professional or, upon seven days written notice if the

ENGINEER’s services for the Project are delayed or suspended for more than 90 days for reasons beyond ENGINEER’s control.  ENGINEER shall have no liability to OWNER on account of such termination.

2.                                      For convenience,

a.                                       By OWNER effective upon the receipt of notice by ENGINEER.

Controlling Law

This Agreement is to be governed by the law of the state of Nebraska.

Successors, Assigns, and Beneficiaries

A.                                   OWNER and ENGINEER each is hereby bound and the partners, successors, executors, administrators and legal representatives of OWNER and ENGINEER (and to the extent permitted by the following paragraph the assigns of OWNER and ENGINEER) are hereby bound to the other party to this Agreement and to the partners, successors, executors, administrators and legal representatives (and said assigns) of such other party, in respect of all covenants, agreements and obligations of this Agreement.

B.                                     Neither OWNER nor ENGINEER may assign, sublet, or transfer any rights under or interest (including, but not without limitation, moneys that are due or may become due) in this Agreement without the written consent of the other, except to the extent that any assignment, subletting, or transfer is mandated or restricted by law.  Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

Hazardous Environmental Condition

A.                                   OWNER represents to ENGINEER that to the best of its knowledge a Hazardous Environmental Condition does not exist.  It is acknowledged by both parties that ENGINEER’s scope of services does not include any services related to a Hazardous Environmental Condition.  If a Hazardous Environmental Condition is encountered or alleged, ENGINEER shall have the obligation to notify OWNER and, to the extent of applicable Laws and Regulations, appropriate governmental officials.

B.                                     OWNER acknowledges that ENGINEER is performing professional services for OWNER and that ENGINEER is not and shall not be required to become an “arranger”, “operator,” “generator”, or “transporter” of hazardous substances, as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1990 (CERCLA), which are or may be encountered at or near the Site in connection with ENGINEER’s activities under this Agreement.

Allocation of Risks

Indemnification:

A.                                   To the fullest extent permitted by law, ENGINEER and OWNER shall indemnify and hold harmless each other, their officers, directors, partners, and employees from and against any and all costs, losses, and damages (including but not limited to all fees and charges of engineers, architects, attorneys, and other professionals, and all court or arbitration or other dispute resolution costs) caused solely by their negligent acts or omissions or those of their officers, directors, partners, employees, and consultants with respect to this Agreement.

B.                                     To the fullest extent permitted by law, ENGINEER’s total liability to OWNER and anyone claiming by, through, or under OWNER for any cost, loss, or damages caused in part by the negligence of ENGINEER and in part by the negligence of OWNER or any other negligent entity or individual, shall not exceed the percentage share that ENGINEER’s negligence bears to the total negligence of OWNER, ENGINEER, and all other negligent entities and individuals.

C.                                     In addition, OWNER shall indemnify and hold harmless ENGINEER and its officers, directors, partners, employees, and ENGINEER’s Consultants from and against all costs, losses, and damages caused by, arising out of or resulting from a Hazardous Environmental Condition.

ENGINEER’s Liability Limited to Amount of ENGINEER’s Compensation: To the fullest extent permitted by law, and notwithstanding any other provision of this Agreement, the total liability, in the aggregate, of ENGINEER and ENGINEER’s officers, directors, partners, employees, agents, and ENGINEER’s Consultants, and any of them, to OWNER and anyone claiming by, through, or under OWNER for any and all claims, losses, costs, or damages whatsoever arising out of, resulting from or in any way related to the Project or the Agreement from any cause or causes, including but not limited to the negligence, professional errors or omissions, strict liability or breach of contract, or warranty, express or implied, of ENGINEER or ENGINEER’s officers, directors, partners, employees, agents, or ENGINEER’s Consultants, or any of them, shall not exceed the total compensation received by ENGINEER under this Agreement.

Notices

Any notice required under this Agreement will be in writing, addressed to the appropriate party at its address on the signature page and given personally, or by registered or certified mail postage prepaid, or by a commercial courier service.  All notices shall be effective upon the date of receipt.

Survival

All express representations, indemnifications, or limitations of liability included in this Agreement will survive its completion or termination for any reason.

Severability

Any provision or part of the Agreement held to be void or unenforceable under any Laws or Regulations shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon OWNER and ENGINEER who agree that the Agreement shall be reformed to replace such stricken provision or part thereof with a valid and enforceable provision that comes as close as possible to expressing the intention of the stricken provision.

Waiver

Non-enforcement of any provision by either party shall not constitute a waiver of that provision, nor shall it affect the enforceability of that provision or of the remainder of this Agreement.

7.  DEFINITIONS

Defined Terms

Wherever used in this Agreement (including the Exhibits hereto) and printed with initial or all capital letters, the terms listed below have the meanings indicated, which are applicable to both the singular and plural thereof:

1.                                      Addenda - Written or graphic instruments issued prior to the opening of Bids which clarify, correct, or change the Bidding Documents.

2.                                      Agreement - This “Standard Form of Agreement between OWNER and ENGINEER for Professional Services,” including Exhibits.

3.                                      Bid - The offer or proposal of the bidder submitted on the prescribed form setting forth the prices for the Work to be performed.

4.                                      Bidding Documents - The advertisement or invitation to Bid, instructions to bidders, the Bid form and attachments, the Bid bond, if any, the proposed Contract Documents, and all Addenda, if any.

5.                                      Construction Cost - The cost to OWNER of those portions of the entire Project designed or specified by ENGINEER.  Construction Cost does not include costs of services of ENGINEER or other design professionals and consultants, cost of land, rights-of-way, or compensation for damages to properties, or OWNER’s costs for legal, accounting, insurance counseling or auditing services, or interest and financing charges incurred in connection with the Project, or the cost of other services to be provided by others to OWNER pursuant to Exhibit B of this Agreement.  Construction Cost is one of the items comprising Total Project Costs.

6.                                      Contract Documents - Documents that establish the rights and obligations of the parties engaged in construction and include the Construction Agreement between OWNER and Contractor, Addenda (which pertain to the Contract Documents), Contractor’s Bid (including documentation accompanying the Bid and any post-Bid documentation submitted prior to the notice of award) when attached as an exhibit to the Construction Agreement, the notice to proceed, the bonds, appropriate certifications, the General Conditions, the Supplementary Conditions, the Specifications and the Drawings as the same are more specifically identified in the Construction Agreement, together with all Written Amendments, Change Orders, Work Change Directives, Field Orders, and ENGINEER’s written interpretations and clarifications issued on or after the Effective Date of the Construction Agreement. Approved Shop Drawings and the reports and drawings of subsurface and physical conditions are not Contract Documents.

7.                                       Documents - Data, reports, Drawings, Specifications, Record Drawings, and other deliverables, whether in printed or electronic media format, provided or furnished in appropriate phases by ENGINEER to OWNER pursuant to this Agreement.

8.                                      Drawings - That part of the Contract Documents prepared or approved by ENGINEER which graphically shows the scope, extent, and character of the Work to be performed by Contractor.  Shop Drawings are not Drawings as so defined.

9.                                      Effective Date of the Agreement - The date indicated in this Agreement upon which it becomes effective, but if no such date is indicated, it means the date on which the Agreement is signed and delivered by the last of the two parties to sign and deliver.

10.                                ENGINEER’s Consultants - Individuals or entities having a contract with ENGINEER to furnish services with respect to this Project as ENGINEER’s independent professional associates, consultants, subcontractors, or vendors.  The term ENGINEER includes ENGINEER’s Consultants.

11.                                Hazardous Environmental Condition - The presence at the Site of Asbestos, PCB’s, Petroleum, Hazardous Waste, or Radioactive Materials in such quantities or circumstances that may present a substantial danger to persons or property exposed thereto in connection with the Work.

12.                                Hazardous Waste - The term Hazardous Waste shall have the meaning provided in Section 1004 of the Solid Waste Disposal Act (42 USC Section 6903) as amended from time to time.

13.                                Laws and Regulations; Laws or Regulations - Any and all applicable laws, rules, regulations, ordinances, codes, standards, and orders of any and all governmental bodies, agencies, authorities, and courts having jurisdiction.

14.                                Site - Lands or areas indicated in the Contract Documents as being furnished by OWNER upon which the Work is to be performed, rights-of-way and easements for access thereto, and such other lands furnished by OWNER which are designated for use of Contractor.

15.                                Specifications - That part of the Contract Documents consisting of written technical descriptions of materials, equipment, systems, standards, and workmanship as applied to the Work and certain administrative details applicable thereto.

16.                                Work - The entire completed construction or the various separately identifiable parts thereof required to be provided under the Contract Documents with respect to this Project.  Work includes and is the result of performing or furnishing labor, services, and documentation necessary to produce such construction and furnishing, installing, and incorporating all materials and all equipment into such construction, all as required by the Contract Documents.

END

ATTACHMENT

STANDARD HOURLY RATES
FOR YEAR 2006

Principal/Project Manager	$90.00/hr.
Professional Engineer	$77.00/hr.
Design Engineer	$67.00/hr.
Engineering Technician	$50.00/hr.
CAD Technician	$42.00/hr.
Clerical	$38.00/hr.

REIMBURSABLE EXPENSES

CAD Workstation & Plotter	$3.00/hr.
Printing	Actual Cost
Commercial Services	Actual Cost
Vehicle-Rental	Actual Cost
Vehicle-Company	IRS Allowable Rate
Rental Equipment	Actual Cost
Travel & Per Diem	Actual Cost
Laboratory Testing	Actual Cost + 10%
Sub Consultants	Actual Cost + 10%
Cellular Telephone Calls	Actual Cost
Long Distance Telephone Calls	Actual Cost

TYPICAL TRACK DESIGN & CONSTRUCTION SCHEDULE

Traditional Design-Bid-Build Process

☒            BY ANTIOCH

☒            By Owner/Others

XXX        By Main Line RR

PHASE	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12

I. STUDY & REPORT PHASE	☒	☒
Conceptual Track Layout
Conceptual Plant Layout
Environ. & Permit Research
Historical Preservation Research
Preliminary Cost Estimate
Client Review & Approval

II. PRELIMINARY DESIGN PHASE			☒	☒
Surveys
Grading Design
Hydrology & Drainage Design
Bridge Design
Geotechnical Design
Plant Design
Utility Coordination
Permit Applications
ROW Design
Prelim Design Cost Est.
Client Review & Approval

III. FINAL DESIGN PHASE					☒	☒
Track Design
Bridge Design
Geotechnical Design
Plant Design
Utility Coordination
Permit Issuance
ROW Acquisition
Final Design Cost Est.
Client Review & Approval

IV. BIDDING PHASE			☒	☒
Bidding Documents
Notice to Bidders
Prebid Conference
Bid Opening
Award

V. CONSTRUCTION PHASE				☒	☒	☒	☒	☒	☒
Contract Documents
Preconstruction Conference
Mobilization
Grading Construction
Bridge Construction
Track Construction

RAILROAD APPROVALS & CONSTRUCTION
RR Concept Approval	☐	☐
RR Final Approval			☐	☐
RR Track & Signal Design				☐	☐	☐
Industrial Track Prep							☐
RR M & Sch							☐	☐	☐
RR Track & Signal Installation									☐
Final									☐